Exhibit 99.1

China Automotive Systems Reports a 29.2% Increase in Diluted Earnings Per Share Growth in the Third Quarter of 2023

WUHAN, China, November 10, 2023/PRNewswire/ -- China Automotive Systems, Inc. (Nasdaq: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2023.

Third Quarter 2023 Highlights

•	Net sales increased slightly to $137.5 million, compared to $137.2 million in the third quarter of 2022.
•	Electric power steering (“EPS”) product sales increased by 2.0% year-over-year to $45.7 million.
•	Gross profit increased 18.7% to $24.8 million and gross margin rose to 18.0%, compared to 15.2% in the third quarter of 2022.
•	Income from operations increased by 108.2% to $10.2 million, compared to $4.9 million in the third quarter of 2022;
•	Net income attributable to parent company’s common shareholders increased by 26.7% to $9.5 million, or diluted income per share of $0.31, compared to a net income attributable to parent company’s common shareholders of $7.5 million, or diluted income per share of $0.24, in the third quarter of 2022.

First Nine Months of 2023 Highlights

•	Net sales rose by 4.1% to $417.2 million, compared to $400.8 million in the first nine months of 2022.
•	Gross profit increased 18.3% to $69.1 million and gross margin was 16.6%, compared to 14.6% in the first nine months of 2022.
•	Income from operations increased 144.8% to $25.7 million, compared to income from operations of $10.5 million in the first nine months of 2022.
•	Net income attributable to parent company’s common shareholders was $26.8 million, or diluted income per share of $0.89, compared to net income attributable to parent company’s common shareholders of $16.8 million, or diluted income per share of $0.55 in the first nine months of 2022.
•	Cash and cash equivalents and pledged cash were $135.1 million as of September 30, 2023.

Mr. Qizhou Wu, the Chief Executive Officer of CAAS, commented, “Our EPS product sales and our Brazilian operations continued to grow as we face headwinds in the global auto markets. Sales of both traditional hydraulic and EPS steering products were stable in the third quarter of 2023. Sales into the U.S. were down slightly as one customer’s orders declined. On the other hand, orders from our major customer in Brazil continued to increase.”

“Chinese GDP grew at 4.9% year-over-year in the third quarter of 2023 according to the Chinese National Bureau of Statistics, exceeding the consensus estimate. The Chinese auto industry has rebounded but various market segments are experiencing differing growth trends. The Chinese government has implemented favorable policies to further revitalize the economy including purchase exemptions for EVs, with local governments also providing auto purchase incentives. We have maintained our position in the Chinese and North American auto markets and are well positioned for future growth.”

Mr. Jie Li, the Chief Financial Officer of CAAS, commented, “We continued to generate profits and positive cash flow in the third quarter of 2023 as we reduced our operating expenses. At September 30, 2023, cash and cash equivalents and pledged cash totaled $135.1 million and working capital totaled $166.3 million. For the first nine months of 2023, our inventory level was $9.0 million lower and short-term loans declined by $7.1 million as compared to the end of our fiscal year 2022. At September 30, 2023, total current assets were $509.0 million, compared to total liabilities of $358.8 million.”

Third Quarter of 2023

In the third quarter of 2023, net sales increased slightly to $137.5 million, compared to $137.2 million in the same quarter of 2022. The increase in net product sales was due to an increase of EPS net product sales and steering columns compared to the third quarter of 2022. EPS net sales were $45.7 million, or 33.2% of net sales, compared to $44.8 million, or 32.6% of net sales, in the third quarter of 2022. Net product sales to North America were $27.6 million, compared to $29.5 million in the third quarter of 2022, primarily due to lower product sales. Net product sales in Brazil rose by 15.7% to $13.3 million due to higher demand.

Gross profit increased by 18.7% to $24.8 million in the third quarter of 2023, compared to $20.9 million in the third quarter of 2022. Gross margin was 18.0%, compared to 15.2% for the same period of 2022, mainly due to a change in product mix and a decrease in unit cost.

Selling expenses declined by 5.0% to $3.8 million from $4.0 million in the third quarter of 2022. Selling expenses represented 2.8% of net sales in the third quarter of 2023, compared to 2.9% in the third quarter of 2022.

General and administrative expenses (“G&A expenses”) increased by 24.5% to $6.1 million in the third quarter of 2023, compared to $4.9 million in the same quarter of 2022. The increase was primarily due to higher marketing and office expenses, a one-time expense for the Company’s 30th anniversary celebrations and the impact of the appreciation of the USD against the RMB. G&A expenses represented 4.4% of net sales in the third quarter of 2023, compared to 3.6% of net sales in the third quarter of 2022.

Research and development expenses (“R&D expenses”) decreased by 27.4% to $6.9 million in the third quarter of 2023, compared to $9.5 million in the third quarter of 2022. R&D expenses represented 5.0% of net sales in the third quarter of 2023, compared to 6.9% of net sales in the third quarter of 2022. Lower R&D expenses were primarily due to higher R&D expenses in the third quarter of 2022 for the development of iRCB, eRCB and REPS new products.

Income from operations increased by 108.2% year-over-year to $10.2 million, compared to $4.9 million in the third quarter of 2022. Higher income from operations was mainly due to increased gross profit and an 8.2% year-over-year reduction in operating expenses in the third quarter of 2023.

Other income was $1.2 million in the third quarter of 2023, compared to $0.7 million in the third quarter of 2022, primarily due to more government subsidies received in the third quarter of 2023.

Net financial income was $0.2 million in the third quarter of 2023, compared to net financial income of $4.8 million in the third quarter of 2022, mainly due to a decrease in the foreign exchange gain due to the foreign exchange volatility.

Income before income tax expenses and equity in earnings of affiliated companies increased by 12.0% to $11.2 million in the third quarter of 2023, compared to income before income tax expenses and equity in earnings of affiliated companies of $10.0 million in the third quarter of 2022. The higher income before income tax expenses and equity in earnings of affiliated companies was mainly due to increased income from operations compared to the third quarter of 2022.

Income tax expense was $0.7 million in the third quarter of 2023, compared to an income tax expense of $0.9 million for the third quarter of 2022, which was mainly due to a valuation allowance recognized in the third quarter of 2022.

Net income attributable to parent company’s common shareholders was $9.5 million in the third quarter of 2023, compared to net income attributable to parent company's common shareholders of $7.5 million in the third quarter of 2022. Diluted income per share increased by 29.2% to $0.31 in the third quarter of 2023, compared to diluted income per share of $0.24 in the third quarter of 2022.

The weighted average number of diluted common shares outstanding was 30,189,363 in the third quarter of 2023, compared to 30,640,260 in the third quarter of 2022.

First Nine Months of 2023

Net sales for the first nine months of 2023 increased by 4.1% to $417.2 million compared to $400.8 million in the first nine months of 2022. Gross profit for the first nine months of 2023 increased by 18.3% to $69.1 million, compared to $58.4 million in the corresponding period last year. Gross margin for the first nine months of 2023 was 16.6%, compared to 14.6% for the corresponding period in 2022. For the nine months ended September 30, 2023, gain on other sales amounted to $3.6 million, compared to $5.3 million for the corresponding period in 2022. Income from operations increased 144.8% to $25.7 million compared to income from operations of $10.5 million in the first nine months of 2022.

Net income attributable to parent company’s common shareholders was $26.8 million, compared to net income attributable to parent company’s common shareholders of $16.8 million in the corresponding period last year. Diluted income per share was $0.89 in the first nine months of 2023, compared to diluted income per share of $0.55 for the corresponding period in 2022.

As of September 30, 2023, total cash and cash equivalents and pledged cash deposits were $135.1 million. Total accounts receivable, including notes receivable, were $241.5 million. Accounts payable, including notes payable, were $222.1 million. Total parent company stockholders’ equity was $328.6 million as of September 30, 2023, compared to $311.7 million as of December 31, 2022.

Net cash provided by operating activities was $10.7 million in the first nine months of 2023, compared to net cash provided by operating activities of $31.7 million in the first nine months of 2022. Payments to acquire property, plant and equipment were $12.2 million, compared to $11.8 million in the first nine months of 2022.

Business Outlook

Management reiterates its revenue guidance of $560 million for the full year 2023. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 10, 2023 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference with pin 235512.

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (“FCA”) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2023, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-510-8922

Email: Kevin@awakenlab.com

- Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2023	2022
Net product sales ($8,407 and $11,181 sold to related parties for the three months ended September 30, 2023 and 2022)	$137,541	$137,207
Cost of products sold ($6,266 and $7,689 purchased from related parties for the three months ended September 30, 2023 and 2022)	112,784	116,289
Gross profit	24,757	20,918
Gain on other sales	2,177	2,290
Less: Operating expenses
Selling expenses	3,803	3,978
General and administrative expenses	6,108	4,893
Research and development expenses	6,870	9,450
Total operating expenses	16,781	18,321
Income from operations	10,153	4,887
Other income, net	1,155	744
Interest expense	(245)	(384)
Financial income, net	163	4,760
Income before income tax expenses and equity in earnings of affiliated companies	11,226	10,007
Less: Income taxes	688	899
Add: Equity in earnings/(loss) of affiliated companies	706	(1,101)
Net income	11,244	8,007
Less: Net income attributable to non-controlling interests	1,749	529
Accretion to redemption value of redeemable non-controlling interests	(7)	(8)
Net income attributable to parent company’s common shareholders	$9,488	$7,470
Comprehensive income:
Net income	$11,244	$8,007
Other comprehensive income:
Foreign currency translation income/(loss), net of tax	3,580	(18,705)
Comprehensive income/(loss)	14,824	(10,698)
Less: Comprehensive income/(loss) attributable to non-controlling interests	3,590	(604)
Accretion to redemption value of redeemable non-controlling interests	(7)	(8)
Comprehensive income/(loss) attributable to parent company	$11,227	$(10,102)

Net income attributable to parent company’s common shareholders per share -
Basic	$0.31	$0.24
Diluted	$0.31	$0.24

Weighted average number of common shares outstanding -
Basic	30,185,702	30,637,876
Diluted	30,189,363	30,640,260

 China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2023	2022
Net product sales ($35,177 and $31,343 sold to related parties for the nine months ended September 30, 2023 and 2022)	$417,194	$400,764
Cost of products sold ($20,592 and $21,725 purchased from related parties for the nine months ended September 30, 2023 and 2022)	348,101	342,401
Gross profit	69,093	58,363
Gain on other sales	3,572	5,326
Less: Operating expenses
Selling expenses	10,981	12,358
General and administrative expenses	16,132	15,309
Research and development expenses	19,866	25,473
Total operating expenses	46,979	53,140
Income from operations	25,686	10,549
Other income, net	4,620	7,067
Interest expense	(770)	(1,156)
Financial income, net	3,704	9,318
Income before income tax expenses and equity in earnings of affiliated companies	33,240	25,778
Less: Income taxes	3,004	5,013
Add: Equity in earnings/(loss) of affiliated companies	359	(2,674)
Net income	30,595	18,091
Less: Net income attributable to non-controlling interests	3,799	1,229
Accretion to redemption value of redeemable non-controlling interests	(22)	(23)
Net income attributable to parent company’s common shareholders	$26,774	$16,839
Comprehensive income:
Net income	$30,595	$18,091
Other comprehensive income:
Foreign currency translation loss, net of tax	(8,752)	(36,323)
Comprehensive income/(loss)	21,843	(18,232)
Less: Comprehensive income/(loss) attributable to non-controlling interests	4,831	(957)
Accretion to redemption value of redeemable non-controlling interests	(22)	(23)
Comprehensive income/(loss) attributable to parent company	$16,990	$(17,298)

Net income attributable to parent company’s common shareholders per share -
Basic	$0.89	$0.55
Diluted	$0.89	$0.55

Weighted average number of common shares outstanding -
Basic	30,185,702	30,778,336
Diluted	30,190,660	30,779,883

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$108,244	$121,216
Pledged cash	26,877	37,735
Accounts and notes receivable, net - unrelated parties	227,946	214,308
Accounts and notes receivable, net - related parties	13,571	10,016
Inventories	103,187	112,236
Other current assets	29,127	25,207
Total current assets	508,952	520,718
Non-current assets:
Property, plant and equipment, net	100,598	106,606
Land use rights, net	9,073	9,555
Long-term investments	60,866	59,810
Other non-current assets	28,604	17,663
Total assets	$708,093	$714,352

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$38,568	$45,671
Accounts and notes payable-unrelated parties	211,788	218,412
Accounts and notes payable-related parties	10,283	16,695
Accrued expenses and other payables	47,573	48,311
Other current liabilities	34,439	35,106
Total current liabilities	342,651	364,195
Long-term liabilities:
Long-term tax payable	8,781	15,805
Other non-current liabilities	7,402	6,937
Total liabilities	$358,834	$386,937

Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	605	582

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of September 30, 2023 and December 31, 2022, respectively	$3	$3
Additional paid-in capital	63,731	63,731
Retained earnings-
Appropriated	11,851	11,851
Unappropriated	273,948	247,174
Accumulated other comprehensive income	(13,197)	(3,413)
Treasury stock – 2,152,600 and 2,152,600 shares as of September 30, 2023 and December 31, 2022, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	328,641	311,651
Non-controlling interests	20,013	15,182
Total stockholders’ equity	348,654	326,833
Total liabilities, mezzanine equity and stockholders’ equity	$708,093	$714,352

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$30,595	$18,091
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	13,666	17,402
(Reversal)/provision of credit losses	(450)	602
Deferred income taxes	(1,017)	2,880
Equity in earnings of affiliated companies	(359)	2,674
Loss on fixed assets disposals	79	35
(Increase)/decrease in:
Accounts and notes receivable	(24,315)	(21,616)
Inventories	6,070	115
Other current assets	(1,391)	(3,748)
Other non-current assets	(517)	—
Increase/(decrease) in:
Accounts and notes payable	(6,198)	5,795
Accrued expenses and other payables	849	3,004
Long-term taxes payable	(5,268)	(2,809)
Other current liabilities	(1,004)	9,252
Net cash provided by operating activities	10,740	31,677
Cash flows from investing activities:
(Increase)/decrease in demand loans included in other non-current assets	—	288
Cash received from property, plant and equipment sales	664	1,143
Payments to acquire property, plant and equipment (including $6,414 and $2,632 paid to related parties for the nine months ended September 30, 2023 and 2022, respectively)	(12,184)	(11,842)
Payments to acquire intangible assets	(2,437)	(68)
Investment under the equity method	(7,729)	(12,802)
Purchase of short-term investments	(55,290)	(79,311)
Proceeds from maturities of short-term investments	48,281	55,944
Cash received from long-term investments	3,115	3,986
Net cash used in investing activities	(25,580)	(42,662)
Cash flows from financing activities:
Proceeds from bank loans	42,828	43,616
Repayments of bank loans	(48,147)	(41,465)
Repayments of the borrowing for sale and leaseback transaction	—	(1,130)
Repurchase of common shares	—	(1,567)
Net cash used in financing activities	(5,319)	(546)
Effects of exchange rate on cash, cash equivalents and pledged cash	(3,671)	(16,223)
Net decrease in cash, cash equivalents and pledged cash	(23,830)	(27,754)
Cash, cash equivalents and pledged cash at beginning of the period	158,951	159,499
Cash, cash equivalents and pledged cash at end of the period	$135,121	$131,745